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July 10, 2015

FactorShares Trust c/o Factor Advisors, LLC 35 Beechwood Road Suite 2B Summit, NJ 07901
FactorShares Trust – PureFunds ISE Big Data ETF and PureFunds ISE Mobile Payments ETF

Ladies and Gentlemen:

We have acted as counsel to FactorShares Trust (the “Trust”), a Delaware statutory trust organized in series, in connection with Post-Effective Amendment No. 10 (the “Amendment”) to the Trust’s registration statement on Form N-1A (File No. 333-182274) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on or about July 10, 2015, under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940. The Amendment is being filed to register an indefinite number of shares of two new series of the Trust designated as the PureFunds ISE Big Data ETF and the PureFunds ISE Mobile Payments ETF (the “Shares”). This opinion is being delivered to you at your request.

As counsel to the Trust, we have participated in the preparation of the Amendment and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust, as authentic copies of originals, of:

(i)
the Certificate of Trust dated June 30, 2009, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 1, 2009, and the Certificate of Amendment dated September 24, 2009, as filed with the Secretary of State on September 24, 2009;

(ii)	the Trust’s Agreement and Declaration of Trust, adopted June 30, 2009, signed by the trustees of the Trust (the “Trust Agreement”);

(iii)	the Trust’s By-Laws, adopted October 1, 2012;

(iv)	the resolutions of the Board of Trustees of the Trust relating to the authorization, issuance, offer and sale of the Shares;

(v)	a form of Authorized Participant Agreement incorporated by reference as an exhibit to the Amendment; and

NEW YORK ¨ LONDON ¨ HONG KONG ¨ CHICAGO ¨ WASHINGTON, D.C. ¨ BEIJING ¨ PARIS ¨ LOS ANGELES ¨ SAN FRANCISCO ¨ PHILADELPHIA ¨ SHANGHAI ¨ PITTSBURGH
MUNICH ¨ ABU DHABI ¨ PRINCETON ¨ NORTHERN VIRGINIA ¨ WILMINGTON ¨ SILICON VALLEY ¨ DUBAI ¨ CENTURY CITY ¨ RICHMOND ¨ GREECE

FactorShares Trust July 10, 2015 Page 2

(vi)	a Certificate of Good Standing for the Trust, dated July 10, 2015, obtained from the Secretary of State.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the Trust.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that issuance of the Shares has been duly authorized, and when the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, and the Amendment has become effective and remains effective at the time of the offer or sale of the Shares, the Shares will be validly issued, fully paid and non-assessable.  This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.
The opinions expressed in this letter are limited to the Statutory Trust Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.

B.	We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Amendment filed with the SEC. We also hereby consent to the use of our name as legal counsel in the Amendment. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

 /s/ Reed Smith LLP

PDG/WTC